EXHIBIT 1.1

AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of September 9, 2022, to the Amended and Restated Investment Management Trust Agreement (as defined below) is made by and between SPK Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement on June 7, 2021, which agreement was amended and restated by an Amended and Restated Investment Management Trust Agreement dated as of June 3, 2022 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at an General Meeting of the Company held on September 9, 2022, the Company’s stockholders approved (i) a proposal to amend the Company’s amended and restated certificate of incorporation (the “A&R COI”) giving the Company the right to extend the date by which it has to consummate a business combination up to six (6) times for an additional one-month period each time, until March 10, 2023 (i.e., for a period of time ending 21 months from the consummation of its initial public offering); a (ii) a proposal to amend the Amended and Restated Trust Agreement requiring the Company to deposit $50,000 into the Trust Account for each one-month extension from September 10, 2022 until March 10, 2023 (or up to an aggregate of $300,000 for the total six-month period); and

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by Chardan, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by the end of the 9-month period following the closing of the IPO (“Closing”) or, in the event that the Company extended the time to complete the Business Combination for up to (i) 12 months from the closing of the IPO if the Company has filed a proxy statement, registration statement or similar filing for a Business Combination within the 9-month period following the Closing or (ii) 21 months if either (x) in the situation that the Company has not filed a proxy statement, registration statement or similar filing for a Business Combination within the 9-month period following the Closing for a total of two paid 3-month extensions, with six (6) one-month extensions thereafter, or (y) in the situation that the Company has filed a proxy statement, registration statement or similar filing for a Business Combination within the 9-month period following the Closing for a total of one free 3-month extension, one paid 3-month extension and six (6) one-month extensions thereafter, in each case of (x) or (y) above, by depositing $509,120 for each paid 3-month extension and $50,000 for each one-month extension, but has not completed the Business Combination within such 21-month period, the 21 month anniversary of the Closing (as applicable, the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders as of the Last Date. For example, if during the 15th month, the Company does not deposit $50,000 into the Trust Account by the last day of the 15th month for a one-month extension, then the Last Date shall be the last day of the 15th month.”

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/Francis Wolf
	Name:	Francis Wolf
	Title:	Vice President

SPK ACQUISITION CORP.

By:	/s/ Sophie Tao
	Name:	Sophie Ye Tao
	Title:	Chief Executive Officer